EXHIBIT 99.1

[GRAPHIC]

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

                 NQL FILES FOR CHAPTER 11 BANKRUPTCY PROTECTION;
             ENTERS INTO ASSET SALE AGREEMENT FOR SOFTWARE DIVISION;
                          RESIGNATION OF TWO DIRECTORS

Teterboro, N.J., February 15, 2002 - NQL Inc. (OTC Bulletin Board: NQLI) today announced that it filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court").

In addition NQL reported that it has entered into an Asset Sale Agreement with White Shark Technologies, LLC ("WST") whereby WST will purchase the assets of the NQL Software Division, including its Network Query Language(TM), related hardware, domain names, trademarks, copyrights, patents, patent applications, and certain contract rights for $250,000. Other assets, particularly NQL's stock interests, including its interest in its wholly owned subsidiary Delta Computec Inc. ("DCI") are not part of the sale to WST. "Neither the bankruptcy filing by NQL nor the sale of the NQL Software Division should affect the operations of DCI", stated Matthew Harrison, Chairman of the Board.

The consummation of the sale is dependent on a number of factors, including the entry of an order authorizing and approving the Asset Sale Agreement by the Bankruptcy Court.

NQL previously reported that it had entered into an Asset Management Agreement with E-botz.com, the sole member of WST, whereby E-botz.com has been operating the assets of the NQL Software Division. It is anticipated that the provisions of the Asset Management Agreement will continue until the closing of the sale of the NQL Software Division to WST.

NQL also reported that it has received the resignations of Jason Meyer and Tracey L. Rudd from its Board of Directors, effective February 14, 2002. Mr. Matthew Harrison continues as the sole member of the NQL Board of Directors.

About NQL Inc.

NQL is a registered trademark of NQL Inc. Network Query Language, NQL ContentAnywhere and all names of NQL Inc.'s other services or products are trademarks of NQL Inc. in the U.S. and certain other countries.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) NQL's ability to manage resources pending the Bankruptcy Court approval process; (ii) the outcome of the Chapter 11 process; (iii) satisfaction of closing conditions and completion of the sale of the Software Division, as well as other risk factors set forth from time to time in NQL's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and NQL undertakes no obligation to update these forward-looking statements.

For further information, please contact Matthew Harrison, Chairman of the Board of NQL Inc., (212) 453-1525.